Exhibit 99.1

Grace News
#xxxx

Media Relations Mike Jones T +1 410.531.8228 mike.jones@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports Second Quarter 2012 Adjusted EPS of $1.14 and Affirms 2012 Earnings Outlook

•                  Base pricing and sales volumes increased 7.4 percent offset by currency translation and lower rare earth surcharges

•                  Adjusted EBIT increased 8.1 percent to $143.6 million

•                  Grace Net Income decreased 8.6 percent to $69.3 million, or $0.90 per diluted share, due to the $19.5 million Libby Medical Program settlement

•                  2012 Outlook for Adjusted EBIT affirmed in the range of $510 to $530 million

Columbia, MD — July 25, 2012 — W. R. Grace & Co. (NYSE: GRA) announced second quarter net income of $69.3 million, or $0.90 per diluted share. Net income for the prior-year quarter was $75.8 million, or $1.00 per diluted share. Adjusted EPS of $1.14 per diluted share increased 2.7 percent from $1.11 per diluted share for the prior-year quarter.

Net income for the six months ended June 30, 2012, was $130.2 million, or $1.70 per diluted share, compared with $130.0 million, or $1.72 per diluted share for the prior-year period.  Adjusted EPS of $2.02 per diluted share increased 7.4 percent from $1.88 per diluted share for the prior-year period.

“I am pleased with our performance this quarter, particularly our overall pricing and volume growth, and the sequential margin improvements we targeted and achieved in our Materials Technologies and Construction Products operating segments,” said Fred Festa, Grace’s Chairman and Chief Executive Officer.  “Despite renewed headwinds from Europe, we affirm our outlook for Adjusted EBIT.  We remain confident in our ability to move our business forward, and we are prepared to deliver another year of solid earnings growth.”

Second Quarter Results

Second quarter sales of $826.7 million were unchanged compared with the prior-year quarter as improved base pricing (+4.7 percent) and higher sales volumes (+2.7 percent) were offset by unfavorable currency translation (-4.3 percent) and lower rare earth surcharges (-3.1 percent).  Sales in emerging regions represented 36.3 percent of sales and grew 13.3 percent compared with the prior-year quarter.

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Gross profit of $304.1 million was unchanged compared with the prior-year quarter as improved pricing and productivity were offset by higher raw material costs and higher manufacturing costs.  Gross margin of 36.8 percent decreased 10 basis points compared with the prior-year quarter and increased 10 basis points sequentially from the 2012 first quarter.

Adjusted EBIT of $143.6 million increased 8.1 percent compared with $132.8 million in the prior-year quarter.  The increase primarily was due to higher segment operating income in Construction Products, lower incentive compensation expense and lower corporate expenses driven by expense control efforts and the previously announced restructuring initiatives.  Adjusted EBIT margin improved to 17.4 percent compared with 16.1 percent in the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 36.3 percent on a trailing four-quarter basis, compared with 30.2 percent for the prior-year quarter.  The increase in Adjusted EBIT Return On Invested Capital primarily was due to higher earnings and good working capital management.

Six Month Results

Sales for the six months ended June 30, 2012, increased 3.9 percent to $1.581 billion as improved base pricing (+5.4 percent) and higher sales volumes (+2.2 percent) partially were offset by unfavorable currency translation (-3.0 percent) and lower rare earth surcharges (-0.7 percent). Sales in emerging regions represented 34.9 percent of sales and grew 13.7 percent compared with the prior-year period.

Gross profit of $581.2 million increased 4.3 percent compared with the prior-year period primarily due to improved pricing and productivity.  Gross margin of 36.8 percent increased 20 basis points compared with the prior-year period.

Adjusted EBIT was $254.9 million, an increase of 11.6 percent compared with the prior-year period.  The improvement in Adjusted EBIT was due to improved pricing, increased sales volumes, lower incentive compensation expense and disciplined expense control.

Catalysts Technologies

Sales down 1.9 percent; segment operating income down 1.6 percent

Second quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $328.6 million, a decrease of 1.9 percent compared with the prior-year quarter. The decrease was due to lower rare earth surcharges (-7.7 percent) and unfavorable currency translation (-4.2 percent), which more than offset improved base pricing (+7.9 percent) and increased sales volumes (+2.1 percent).

Sales of FCC catalysts decreased as lower rare earth surcharges, unfavorable currency translation and lower sales volumes were partially offset by higher base pricing.  Sales volumes declined approximately 2 percent compared with the prior-year quarter, but increased approximately 7 percent from the 2012 first quarter due to higher emerging region sales.  Several refineries have closed during the last 12 months, reducing Grace’s sales volumes in the quarter by approximately $12 million or more than 4 percent of product line sales.  The company expects this capacity to be replaced by more economically efficient refineries in emerging regions.

Sales of polyolefin and chemical catalysts increased compared with the prior-year quarter as a double-digit increase in sales volumes and price partially was offset by unfavorable currency translation.  Sales increased approximately 25 percent sequentially driven by strong polyethylene catalyst demand and continued growth of new polypropylene catalyst products.

Segment gross profit was $132.9 million, a decrease of 3.7 percent compared with the prior-year quarter. Segment gross margin was 40.4 percent compared with 41.2 percent in the prior-year quarter and 42.0 percent in the 2012 first quarter. The decrease in gross margin primarily was due to unabsorbed manufacturing costs resulting from the scheduled maintenance turnarounds at two of Grace’s major manufacturing facilities.  In anticipation of these turnarounds, the company built inventory in the 2012 first quarter that was liquidated during the second quarter.

Segment operating income was $100.3 million compared with $101.9 million in the prior-year quarter, a 1.6 percent decrease. Segment operating margin was 30.5 percent, an improvement of 10 basis points compared with the prior-year quarter and a decrease of 120 basis points sequentially.

Materials Technologies

Sales down 4.0 percent; segment operating income up 5.9 percent

Second quarter sales for the Materials Technologies operating segment, which includes packaging technologies and engineered materials for consumer, industrial, coatings and pharmaceutical applications, were $224.3 million, a decrease of 4.0 percent compared with the prior-year quarter. The decrease was due to unfavorable currency translation (-5.1 percent) and lower sales volumes (-1.3 percent) partially offset by improved pricing (+2.4 percent).

Packaging sales decreased compared with the prior-year quarter as strong demand in Asia and the Americas was offset by weaker European volumes and unfavorable currency translation.  Engineered materials sales decreased due to unfavorable currency translation and lower sales volumes from demand weakness in mature markets, which more than offset increased sales volumes in Asia.

Segment gross profit was $75.1 million compared with $78.6 million in the prior-year quarter, a 4.5 percent decrease primarily due to lower sales volumes. Segment gross margin was 33.5 percent compared with 33.6 percent in the prior-year quarter and 31.8 percent in the 2012 first quarter.  The sequential increase of 170 basis points in gross margin reflected the impact of operational initiatives and cost reduction efforts launched in the 2012 first quarter.

Segment operating income was $46.4 million, an increase of 5.9 percent compared with the prior-year quarter. Segment operating margin was 20.7 percent compared with 18.7 percent in the prior-year quarter and 16.9 percent in the 2012 first quarter.

Construction Products

Sales up 6.2 percent; segment operating income up 19.9 percent

Second quarter sales for the Construction Products operating segment, which includes specialty construction chemicals products and specialty building materials products used in commercial, infrastructure and residential construction, were $273.8 million, an increase of 6.2 percent compared with the prior-year quarter. The increase was due to higher sales volumes (+7.5 percent) and improved pricing (+2.7 percent), partially offset by unfavorable currency translation (-4.0 percent). Last year’s third quarter acquisition of De Neef Conchem Group contributed $8.8 million to sales, which more than offset a $5.3 million decrease in sales due to the 2011 divesture of the vermiculite business.

Sales of Construction Products in emerging regions, which represented 33.3 percent of sales, increased 12.2 percent compared with the prior-year quarter due to strong sales in emerging Asia, Latin America and the Middle East.  Sales in North America, which represented 41.5 percent of sales, increased 10.2 percent.  Western Europe, which represented 15.4 percent of sales, declined 13.6 percent compared with the prior-year quarter.

Segment gross profit was $96.2 million, an increase of 9.4 percent compared with the prior-year quarter. Segment gross margin of 35.1 percent improved 100 basis points compared with the prior-year quarter and 90 basis points sequentially from the 2012 first quarter.  The increase in gross margin compared with the prior-year quarter primarily was due to improved pricing, higher sales volumes and a favorable sales mix comparison between the acquired and divested businesses.

Segment operating income of $35.5 million increased 19.9 percent compared with the prior-year quarter primarily due to higher sales and improved gross margin.  Segment operating margin improved to 13.0 percent compared with 11.5 percent in the prior-year quarter and 9.0 percent in the 2012 first quarter.

Other Expenses

Total corporate expenses were $21.8 million for the second quarter, a decrease of 20.4 percent compared with the prior-year quarter and a decrease of 14.2 percent from the 2012 first quarter.  Lower corporate expenses primarily were due to lower incentive compensation accruals and restructuring initiatives announced in the first quarter of 2012.

Defined benefit pension expense for the second quarter was $16.8 million compared with $15.1 million for the prior-year quarter.  The 11.3 percent increase primarily was due to year-over-year changes in actuarial assumptions including lower discount rates and a lower expected long-term rate of return on plan assets.

Interest expense was $11.3 million for the second quarter compared with $11.0 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the second quarter was 3.5 percent.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 33.5 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Income taxes in foreign jurisdictions are generally paid in cash. Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy.  Income taxes paid in cash, net of refunds, were $30.4 million during the six months ended June 30, 2012, or approximately 15.4 percent of income before income taxes.

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2012, was $115.1 million compared with a use of cash of $72.3 million in the prior-year period.  The improved cash flow primarily was due to lower pension contributions and improved working capital performance.

Adjusted Free Cash Flow was $146.6 million for the six months ended June 30, 2012, compared with $59.6 million in the prior-year period.

2012 Outlook

As of July 25, 2012, Grace affirmed its outlook for 2012 Adjusted EBIT in the range of $510 million to $530 million, up 6 to 11 percent compared with 2011 Adjusted EBIT of $478.6 million.  The company expects 2012 Adjusted EBITDA in the range of $630 million to $650 million.

The following updated assumptions are components of Grace’s 2012 outlook:

•                  Consolidated sales in the range of $3.1 billion to $3.2 billion, reflecting improved sales volumes and base pricing, offset by lower rare earth surcharges and unfavorable currency translation of approximately $175 million and $125 million, respectively;

•                  Consolidated gross margin in the high end of the 35-37 percent target range with raw material inflation expected to moderate in the second half of 2012;

•                  An average euro exchange rate of $1.22 for the remainder of the year, compared with an average of $1.38 for the second half of 2011;

•                  Pension expense of approximately $72 million for the full year, compared with $63 million for 2011; and,

•                  An effective tax rate of 33.5 percent and a cash tax rate of 14.0 percent.

The company continues to project an atypical quarterly earnings pattern for the year and now expects the third quarter to be weaker than the second and fourth quarters.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Joint Plan of Reorganization (the “Plan”) because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrant) will not ultimately be determined until the effective date of the Plan, the timing of which is uncertain.  When the Plan is consummated, Grace expects to reduce its liabilities subject to compromise, including asbestos-related contingencies, recognize the value of the deferred payments and the warrant and recognize expense for the costs of consummating the Plan and the income tax effects of these items.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace’s Joint Plan of Reorganization.  On January 31, 2012, the United Stated District Court issued an order affirming the Plan, which was reaffirmed on June 11, 2012 following a motion for reconsideration.  Eight parties filed notices of appeal with the Third Circuit Court of Appeals before the July 11, 2012 deadline.

On June 5, 2012, the Bankruptcy Court approved agreements among Grace, co-proponents of the Plan, BNSF railroad, several insurance companies and the representatives of Libby asbestos personal injury claimants, to settle certain objections to the Plan. In connection with this settlement, the company agreed to pay $19.5 million to transfer the Libby Medical Program to an independent entity in Montana.  Pursuant to the agreements, the Libby claimants and BNSF will withdraw their appeals to the Plan when these settlements become effective.

The timing of Grace’s emergence from Chapter 11 will depend on the satisfaction or waiver of the remaining conditions set forth in the Plan.  Grace and its co-proponents are evaluating the appeals to the Plan and whether Grace will emerge from Chapter 11 prior to the resolution of such appeals.

The Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.362.5158 (international callers dial +1.617.597.5397) and entering conference ID 66121130. Investors are advised to access the call at least ten minutes early in order to register. An audio replay will be available at 1:00 p.m. ET on July 25 and will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID 58565857.  The replay will be available for one week.

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About Grace

Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products—provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,000 people in over 40 countries and had 2011 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

***

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

Chart 1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions, except per share amounts	2012	2011	2012	2011

Net sales	$826.7	$826.4	$1,581.1	$1,522.1
Cost of goods sold	522.6	521.8	999.9	965.1
Gross profit	304.1	304.6	581.2	557.0

Selling, general and administrative expenses	133.8	145.9	270.4	275.8
Restructuring expenses and related asset impairments	2.3	0.7	5.3	0.9
Research and development expenses	16.0	16.7	32.5	32.3
Defined benefit pension expense	16.8	15.1	35.6	31.6
Interest expense and related financing costs	11.3	11.0	22.6	21.4
Provision for environmental remediation	0.6	0.3	1.2	0.5
Chapter 11 expenses, net of interest income	3.7	6.7	8.2	12.5
Libby medical program settlement	19.5	—	19.5	—
Equity in earnings of unconsolidated affiliates	(3.2)	(4.2)	(8.9)	(7.7)
Other (income) expense, net	(2.2)	0.3	(2.8)	(1.9)
Total costs and expenses	198.6	192.5	383.6	365.4
Income before income taxes	105.5	112.1	197.6	191.6
Provision for income taxes	(35.8)	(36.6)	(66.6)	(62.1)
Net income	69.7	75.5	131.0	129.5
Less: Net loss (income) attributable to noncontrolling interests	(0.4)	0.3	(0.8)	0.5
Net income attributable to W. R. Grace & Co. shareholders	$69.3	$75.8	$130.2	$130.0

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.93	$1.03	$1.75	$1.77
Weighted average number of basic shares	74.7	73.4	74.5	73.3

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.90	$1.00	$1.70	$1.72
Weighted average number of diluted shares	76.6	75.6	76.5	75.4

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Analysis of Operations (unaudited)

Chart 2

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2012	2011	% Change	2012	2011	% Change
Net sales:
Catalysts Technologies	$328.6	$334.9	(1.9)%	$640.9	$610.6	5.0%
Materials Technologies	224.3	233.7	(4.0)%	438.1	446.1	(1.8)%
Construction Products	273.8	257.8	6.2%	502.1	465.4	7.9%
Total Grace net sales	$826.7	$826.4	—%	$1,581.1	$1,522.1	3.9%
Net sales by region:
North America	$262.3	$273.1	(4.0)%	$485.9	$498.3	(2.5)%
Europe Middle East Africa	309.8	325.5	(4.8)%	602.8	597.7	0.9%
Asia Pacific	167.3	150.5	11.2%	329.8	280.8	17.5%
Latin America	87.3	77.3	12.9%	162.6	145.3	11.9%
Total net sales by region	$826.7	$826.4	—%	$1,581.1	$1,522.1	3.9%

Profitability performance measures: (A)(B)(C)
Adjusted EBIT
Catalysts Technologies segment operating income	$100.3	$101.9	(1.6)%	$199.2	$179.8	10.8%
Materials Technologies segment operating income	46.4	43.8	5.9%	82.5	84.2	(2.0)%
Construction Products segment operating income	35.5	29.6	19.9%	56.0	45.9	22.0%
Corporate support functions (including performance based compensation)	(15.1)	(21.2)	28.8%	(34.8)	(38.0)	8.4%
Other corporate costs (including non-asbestos environmental remediation)	(6.7)	(6.2)	(8.1)%	(12.4)	(11.8)	(5.1)%
Defined benefit pension expense (C)	(16.8)	(15.1)	(11.3)%	(35.6)	(31.6)	(12.7)%
Adjusted EBIT	143.6	132.8	8.1%	254.9	228.5	11.6%
Chapter 11- and asbestos-related costs, net	(25.2)	(9.0)	(180.0)%	(30.4)	(14.7)	(106.8)%
Restructuring expenses and related asset impairments	(2.3)	(0.7)	NM	(5.3)	(0.9)	NM
Divestment expenses	—	—	NM	(0.2)	—	NM
Interest expense and related financing costs	(11.3)	(11.0)	(2.7)%	(22.6)	(21.4)	(5.6)%
Interest income of non-Debtor subsidiaries	0.3	0.3	—%	0.4	0.6	(33.3)%
Provision for income taxes	(35.8)	(36.6)	2.2%	(66.6)	(62.1)	(7.2)%
Net income attributable to W.R. Grace & Co. shareholders	$69.3	$75.8	(8.6)%	$130.2	$130.0	0.2%

Diluted EPS (GAAP)	$0.90	$1.00	(10.0)%	$1.70	$1.72	(1.2)%
Adjusted EPS (non-GAAP)	$1.14	$1.11	2.7%	$2.02	$1.88	7.4%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$3.7	$6.7	(44.8)%	$8.2	$12.5	(34.4)%
Libby medical program settlement	19.5	—	NM	19.5	—	NM
Asbestos administration costs	2.1	1.2	75.0%	3.3	2.3	43.5%
Provision for environmental remediation related to asbestos	0.2	0.2	—%	0.2	0.4	(50.0)%
D&O insurance cost related to Chapter 11	—	0.4	(100.0)%	0.1	0.8	(87.5)%
Chapter 11 financing related (D):
Translation effects - intercompany loans	17.1	(7.6)	NM	7.5	(27.3)	127.5%
Value of currency forward contracts - intercompany loans	(16.8)	7.8	NM	(8.7)	24.3	(135.8)%
Certain other currency translation costs, net	(0.6)	0.3	NM	0.3	1.7	(82.4)%
Chapter 11- and asbestos-related costs, net	$25.2	$9.0	180.0%	$30.4	$14.7	106.8%

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Analysis of Operations (unaudited)

Chart 2 (continued)

	Three Months Ended June 30,				Six Months Ended June 30,
In millions	2012	2011	% Change		2012	2011	% Change
Profitability performance measures:
Gross margin:
Catalysts Technologies	40.4%	41.2%	(0.8	)pts	41.2%	40.7%	0.5	pts
Materials Technologies	33.5%	33.6%	(0.1	)pts	32.6%	33.7%	(1.1	)pts
Construction Products	35.1%	34.1%	1.0	pts	34.7%	33.9%	0.8	pts
Total Grace	36.8%	36.9%	(0.1	)pts	36.8%	36.6%	0.2	pts

Operating margin: (A)(B)
Catalysts Technologies	30.5%	30.4%	0.1	pts	31.1%	29.4%	1.7	pts
Materials Technologies	20.7%	18.7%	2.0	pts	18.8%	18.9%	(0.1	)pts
Construction Products	13.0%	11.5%	1.5	pts	11.2%	9.9%	1.3	pts
Total Grace	17.4%	16.1%	1.3	pts	16.1%	15.0%	1.1	pts

Adjusted EBITDA:
Adjusted EBIT:
Catalysts Technologies	$100.3	$101.9	(1.6)%		$199.2	$179.8	10.8%
Materials Technologies	46.4	43.8	5.9%		82.5	84.2	(2.0)%
Construction Products	35.5	29.6	19.9%		56.0	45.9	22.0%
Corporate	(38.6)	(42.5)	9.2%		(82.8)	(81.4)	(1.7)%
Total Grace	143.6	132.8	8.1%		254.9	228.5	11.6%

Depreciation and amortization:
Catalysts Technologies	$13.6	$12.9	5.4%		$27.2	$25.5	6.7%
Materials Technologies	7.4	8.0	(7.5)%		14.8	15.9	(6.9)%
Construction Products	8.1	8.4	(3.6)%		15.6	16.7	(6.6)%
Corporate	0.7	0.4	75.0%		1.6	0.8	100.0%
Total Grace	29.8	29.7	0.3%		59.2	58.9	0.5%

Adjusted EBITDA:
Catalysts Technologies	$113.9	$114.8	(0.8)%		$226.4	$205.3	10.3%
Materials Technologies	53.8	51.8	3.9%		97.3	100.1	(2.8)%
Construction Products	43.6	38.0	14.7%		71.6	62.6	14.4%
Corporate	(37.9)	(42.1)	10.0%		(81.2)	(80.6)	(0.7)%
Total Grace	173.4	162.5	6.7%		314.1	287.4	9.3%

Adjusted EBITDA margin: (A)(B)
Catalysts Technologies	34.7%	34.3%	0.4	pts	35.3%	33.6%	1.7	pts
Materials Technologies	24.0%	22.2%	1.8	pts	22.2%	22.4%	(0.2	)pts
Construction Products	15.9%	14.7%	1.2	pts	14.3%	13.5%	0.8	pts
Total Grace	21.0%	19.7%	1.3	pts	19.9%	18.9%	1.0	pts

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

Chart 2 (continued)

	Six Months Ended June 30,
In millions	2012	2011	% Change
Cash flow measure: (A)
Net cash provided by (used for) operating activities	$115.1	$(72.3)	NM
Capital expenditures	(61.8)	(57.7)	(7.1)%
Free Cash Flow	53.3	(130.0)	141.0%
Chapter 11 expenses paid	6.5	8.6	(24.4)%
Accelerated defined benefit pension plan contributions	83.4	180.0	(53.7)%
Expenditures for asbestos-related environmental remediation	3.4	1.0	NM
Adjusted Free Cash Flow	$146.6	$59.6	146.0%

Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters): (A)
Adjusted EBIT	$505.0	$399.5
Invested Capital:
Trade accounts receivable	510.5	501.0
Inventories	317.0	313.2
Accounts payable	(259.9)	(262.9)
	567.6	551.3
Other current assets (excluding income taxes)	78.6	65.4
Properties and equipment, net	720.3	719.7
Goodwill	145.4	130.2
Investment in unconsolidated affiliate	76.8	63.6
Other assets	98.3	85.6
Other current liabilities (excluding income taxes and restructuring)	(240.8)	(240.0)
Other liabilities (including non-asbestos environmental remediation)	(55.6)	(55.1)
Total Invested Capital	$1,390.6	$1,320.7

Adjusted EBIT Return On Invested Capital	36.3%	30.2%

Amounts may not add due to rounding.

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

Chart 3

	Six Months Ended
	June 30,
In millions	2012	2011
Operating Activities
Net income	$131.0	$129.5
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	59.2	58.9
Equity in earnings of unconsolidated affiliate	(8.9)	(7.7)
Chapter 11 expenses, net of interest income	8.2	12.5
Chapter 11 expenses paid	(6.5)	(8.6)
Libby medical program settlement	19.5	—
Provision for income taxes	66.6	62.1
Income taxes paid, net of refunds	(30.4)	(34.2)
Interest accrued on pre-petition liabilities subject to compromise	19.7	19.1
Restructuring expenses and related asset impairments	5.3	0.9
Payments for restructuring expenses and related asset impairments	(4.9)	(4.9)
Defined benefit pension expense	35.6	31.6
Payments under defined benefit pension arrangements	(118.2)	(212.1)
Provision for environmental remediation	1.2	0.5
Expenditures for environmental remediation	(6.6)	(5.4)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(42.6)	(93.4)
Inventories	6.5	(46.7)
Accounts payable	6.7	46.6
All other items, net	(26.3)	(21.0)
Net cash provided by (used for) operating activities	115.1	(72.3)
Investing Activities
Capital expenditures	(61.8)	(57.7)
Transfer to restricted cash and cash equivalents	(3.7)	(14.4)
Other investing activities	0.2	5.9
Net cash used for investing activities	(65.3)	(66.2)
Financing Activities
Net repayments under credit arrangements	(1.0)	(1.1)
Proceeds from exercise of stock options	17.8	5.4
Other financing activities	3.8	2.9
Net cash provided by financing activities	20.6	7.2
Effect of currency exchange rate changes on cash and cash equivalents	(7.3)	10.3
Increase (decrease) in cash and cash equivalents	63.1	(121.0)
Cash and cash equivalents, beginning of period	1,048.3	1,015.7
Cash and cash equivalents, end of period	$1,111.4	$894.7

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

Chart 4

	June 30,	December 31,
In millions	2012	2011

ASSETS
Current Assets
Cash and cash equivalents	$1,111.4	$1,048.3
Restricted cash and cash equivalents	140.2	136.5
Trade accounts receivable, less allowance of $5.6 (2011- $8.1)	497.7	461.8
Accounts receivable - unconsolidated affiliate	12.8	11.2
Inventories	317.0	329.1
Deferred income taxes	61.3	66.5
Other current assets	94.3	93.0
Total Current Assets	2,234.7	2,146.4

Properties and equipment, net	720.3	723.5
Goodwill	145.4	148.2
Patents, licenses and other intangible assets, net	64.7	70.6
Deferred income taxes	738.8	759.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	35.5	37.1
Investment in unconsolidated affiliate	76.8	70.8
Other assets	39.0	38.0
Total Assets	$4,555.2	$4,494.0

LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$57.6	$57.9
Debt payable - unconsolidated affiliate	3.5	3.4
Accounts payable	259.8	257.1
Accounts payable - unconsolidated affiliate	0.1	0.5
Other current liabilities	297.0	314.0
Total Current Liabilities	618.0	632.9

Debt payable after one year	2.6	3.3
Debt payable - unconsolidated affiliate	20.9	18.3
Deferred income taxes	19.0	19.8
Underfunded and unfunded defined benefit pension plans	351.4	407.4
Other liabilities	44.0	49.1
Total Liabilities Not Subject to Compromise	1,055.9	1,130.8

Liabilities Subject to Compromise
Debt plus accrued interest	957.2	941.8
Income tax contingencies	69.4	69.3
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	144.7	149.9
Postretirement benefits	185.7	185.2
Other liabilities and accrued interest	153.7	149.5
Total Liabilities Subject to Compromise	3,210.7	3,195.7
Total Liabilities	4,266.6	4,326.5

Equity
Common stock	0.7	0.7
Paid-in capital	486.5	472.9
Retained earnings	431.3	301.1
Treasury stock, at cost	(25.4)	(36.8)
Accumulated other comprehensive loss	(613.7)	(578.5)
Total W. R. Grace & Co. Shareholders’ Equity	279.4	159.4
Noncontrolling interests	9.2	8.1
Total Equity	288.6	167.5
Total Liabilities and Equity	$4,555.2	$4,494.0

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

Chart 5

	Three Months Ended June 30, 2012				Six Months Ended June 30, 2012
In millions, except per share amounts	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.90				$1.70

Restructuring charges and related asset impairments	$2.3	$0.6	$1.7	0.02	$5.3	$1.6	$3.7	0.05
Chapter 11- and asbestos-related costs, net	25.2	8.7	16.5	0.22	30.4	10.1	20.3	0.27

Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(0.1)	0.1	—		(0.3)	0.3	—

Adjusted EPS (non-GAAP) (A)				$1.14				$2.02

	Three Months Ended June 30, 2011				Six Months Ended June 30, 2011
In millions, except per share amounts	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.00				$1.72

Restructuring charges and related asset impairments	$0.7	$0.2	$0.5	0.01	$0.9	$0.3	$0.6	0.01
Chapter 11- and asbestos-related costs, net	9.0	2.4	6.6	0.09	14.7	3.8	10.9	0.14

Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(0.4)	0.4	0.01		(0.4)	0.4	0.01

Adjusted EPS (non-GAAP) (A)				$1.11				$1.88

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Notes to the Financial Information

(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, divestment expenses, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from Chapter 11 expenses paid, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related environmental remediation. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of cash to shareholders.  Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, gains or losses on sales of product lines and related divestment expenses, and certain discrete tax items.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace’s performance.  These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace’s segment operating income includes only Grace’s share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos-related costs, net.

NM — Not Meaningful